Exhibit 99.1

TRANSATLANTIC PETROLEUM CORP.

AMENDED AND RESTATED

CANADIAN SUPPLEMENT TO

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

for the three months ended March 31, 2009

This document supplements the Management’s Discussion and Analysis of Financial Condition

and Results of Operation for the three months ended March 31, 2009 and has been prepared pursuant to

Section 5.2 of National Instrument 51-102 – Continuous Disclosure Obligations

TRANSATLANTIC PETROLEUM CORP.

For the three months ended March 31, 2009

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The unaudited interim consolidated financial statements for the three months ended March 31, 2009 for TransAtlantic Petroleum Corp. (“TransAtlantic” or “the Company”) are reported in United States Dollars and prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). As part of the Company’s Canadian filing requirements, the Company is providing this supplement (“Canadian Supplement”) to its management’s discussion and analysis of financial condition and results of operations (“MD&A”) that restates, based on financial information of the Company reconciled to generally accepted accounting principles in Canada (“Canadian GAAP”), those parts of the Company’s MD&A that would contain material differences if they were based on financial statements prepared in accordance with Canadian GAAP. The Canadian Supplement should be read in conjunction with the Company’s unaudited interim consolidated financial statements and MD&A for the three months ended March 31, 2009 and the audited consolidated financial statements and MD&A for the year ended December 31, 2008. Note 17 of the Company’s unaudited interim financial statements explains and quantifies the material differences between U.S. GAAP and Canadian GAAP on the Company’s financial condition and results of operations.

FINANCIAL STATEMENT DIFFERENCES BETWEEN CANADIAN GAAP AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. Effective January 1, 2009, the Company prepares its financial statements for filing in Canada in accordance with U.S. GAAP, which conforms in all material respects with Canadian GAAP except for the following line items of the consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows:

Consolidated Balance Sheets

		Increase/(decrease) due to:
(in thousands)	Reported under Canadian GAAP	(a)	(b)	(c)	Reported under U.S. GAAP
As of March 31, 2009
Goodwill	$463	$(463)			$—
Total assets	153,334	(463)			152,871

Non-controlling interest	2,505		$(2,505)		—

Additional paid in capital	114,995			18,403	133,398
Accumulated deficit	(57,778)	(463)		(18,403)	(76,644)
Non-controlling interest	—		2,505		2,505
Total stockholders’ equity and non-controlling interest	62,312	(463)	2,505		64,354
Total liabilities, stockholders’ equity and non-controlling interest	$153,334	$(463)			$152,871

As of December 31, 2008

Additional paid in capital	$114,659			$18,403	$133,062
Accumulated deficit	$(44,947)			$(18,403)	$(63,350)

Consolidated Statements of Operations

		Increase/(decrease) due to:
(in thousands)	Reported under Canadian GAAP	(a)	(b)	(c)	Reported under U.S. GAAP
Three months ended March 31, 2009
General and administrative expense	$1,209	$463			$1,672
Net loss attributable to TransAtlantic Petroleum Corp.	$12,831	$463			$13,294
Basic and diluted net loss per common share attributable to TransAtlantic Petroleum Corp.	$0.08	$0.01			$0.09

Three months ended March 31, 2008

No differences

Consolidated Statements of Cash Flows

		Increase/(decrease) due to:
(in thousands)	Reported under Canadian GAAP	(a)	(b)	(c)	Reported under U.S. GAAP
Three months ended March 31, 2009
Net loss	$(12,831)	$(463)			$(13,294)

Net cash used in operating activities	(10,341)	(463)			(10,804)
Acquisition of Incremental Petroleum – net of cash	(49,069)	463			(48,606)
Net cash used in investing activities	$(61,052)	$463			$(60,589)

Three months ended March 31, 2008

No differences

(a)	Under U.S. GAAP, transaction costs related to the acquisition of Incremental are required to be expensed as incurred. Under Canadian GAAP, transaction costs are included in the consideration paid and capitalized in the preliminary purchase price allocation.
(b)	Under U.S. GAAP, non-controlling interest is a component of stockholders’ equity. Under Canadian GAAP, non-controlling interest is excluded from stockholders’ equity.
(c)	As a result of the reorganization of the capital structure that occurred in 2003, the Company proceeded to eliminate its deficit against its share capital. However, under U.S. GAAP, such elimination is not permitted, which creates a permanent difference of $18,403,000 in the deficit and share capital between U.S. GAAP and Canadian GAAP figures. This difference has no impact on the total amount of shareholders’ equity.

RESTATED MD&A

The following restates, based on financial information of the Company reconciled to Canadian GAAP, those parts of the Company’s MD&A that would contain material differences if they were based on financial statements prepared in accordance with Canadian GAAP:

General and Administrative Expense. General and administrative costs were $1.2 million in the first quarter of 2009 compared to $638,000 in the first quarter of 2008, primarily because of increased corporate staffing and salaries resulting from the acquisitions of Longe Energy Limited and Incremental Petroleum Limited (“Incremental”) in the fourth quarter of 2008 and the first quarter of 2009, respectively.

Net Loss. The consolidated net loss for the quarter ended March 31, 2009 was $12.8 million, or $0.08 per share (basic and diluted), compared to consolidated net loss of $1.1 million or $0.02 per share (basic and diluted) for the first quarter ended March 31, 2008. The first quarter net loss is primarily composed of lease operating expenses of $1.0 million, seismic and other exploration costs of $2.4 million, depreciation, depletion and amortization expense of $1.3 million, general and administrative expense of $1.2 million, and foreign exchange loss of $4.3 million relating to our acquisition of Incremental in the first quarter of 2009.

Liquidity and Capital Resources. Cash used in operations during the first quarter of 2009 was $10.3 million compared to cash used in operations of $1.0 million in the same quarter of 2008.

OTHER INFORMATION

For additional information and details, readers are referred to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is available on SEDAR at www.sedar.com.